Exhibit 99.1

 Report of Independent Auditors

Members of Management

Millennial Media, Inc.

We have audited the accompanying financial statements of Metaresolver, Inc. (a Development Stage Entity), which comprise the balance sheet as of December 31, 2012 and the related statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the period from March 12, 2012 (date of inception) through December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metaresolver, Inc. (a Development Stage Entity) at December 31, 2012, and the results of its operations and its cash flows for the period from March 12, 2012 (date of inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Baltimore, Maryland	/s/ Ernst & Young LLP
June 7, 2013

Metaresolver, Inc.

(a Development Stage Entity)

Balance Sheet

December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$457,276
Accounts receivable	203,274
Prepaid expenses and other current assets	32,864
Total current assets	693,414

Property and equipment, net	52,326
Deposits	12,600
Deferred income taxes	9,470
Total assets	$767,810

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$201,769
Accrued payroll taxes	7,605
Income tax payable	800
Deferred revenue	2,329
Other current liabilities	26,723
Deferred income taxes	9,470
Total current liabilities	248,696
Total liabilities	248,696

Stockholders’ equity
Series Seed convertible preferred stock $0.00001 par value, 1,541,665 shares authorized, issued and outstanding as of December 31, 2012	1,820,804
Common stock, $0.00001 par value, 10,000,000 shares authorized, 4,258,395 shares issued and 4,053,193 outstanding as of December 31, 2012	41
Additional paid-in capital	78,026
Deficit accumulated during the development stage	(1,379,757)
Total stockholders’ equity	519,114
Total liabilities and stockholders’ equity	$767,810

See accompanying notes to financial statements.

Metaresolver, Inc.

(a Development Stage Entity)

Statement of Operations and Comprehensive Loss

For the Period from March 12, 2012 (Date of Inception) through December 31, 2012

Revenue	$368,689
Cost of revenue	338,113
Gross profit	30,576

Operating expenses:
Sales and marketing	238,270
Technology and development	350,921
General and administrative	820,725
Total operating expenses	1,409,916

Loss from operations	(1,379,340)

Other income
Interest income	40
Gain on disposal of property and equipment	343
Total other income	383

Loss before income taxes	(1,378,957)
Income tax expense	(800)
Net loss and comprehensive loss accumulated during the development stage	$(1,379,757)

See accompanying notes to financial statements.

Metaresolver, Inc.

(a Development Stage Entity)

Statement of Changes in Stockholders’ Equity

For the Period from March 12, 2012 (Date of Inception) through December 31, 2012

						Deficit
	Series Seed					Accumulated
	Convertible				Additional	During the	Total
	Preferred Stock		Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Balance at March 12, 2012 (date of inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	4,250,000	43	—	—	43
Issuance of Series Seed convertible preferred stock, less offering costs of $29,194	1,541,665	1,820,804	—	—	—	—	1,820,804
Repurchase of common stock	—	—	(200,000)	(2)	—	—	(2)
Stock options exercised	—	—	3,193	—	1,847	—	1,847
Stock-based compensation expense	—	—	—	—	76,179	—	76,179
Net loss and comprehensive loss accumulated during the development stage	—	—	—	—	—	(1,379,757)	(1,379,757)
Balance at December 31, 2012	1,541,665	$1,820,804	4,053,193	$41	$78,026	$(1,379,757)	$519,114

See accompanying notes to financial statements.

Metaresolver, Inc.

(a Development Stage Entity)

Statement of Cash Flows

For the Period from March 12, 2012 (Date of Inception) through December 31, 2012

Cash flows from operating activities
Net loss and comprehensive loss accumulated during the development stage	$(1,379,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,072
Gain on disposal of property and equipment	(343)
Stock-based compensation	76,179
Increase (decrease) in cash from changes in:
Accounts receivable	(203,274)
Prepaid expense and other current assets	(32,864)
Deposits	(12,600)
Accounts payable and accrued expenses	201,769
Accrued payroll taxes	7,605
Other current liabilities	26,723
Income taxes payable	800
Deferred revenue	2,329
Net cash and cash equivalents used in operating activities	(1,305,361)

Cash flows from investing activities
Proceeds from sale of property and equipment	1,200
Purchases of property and equipment	(61,255)
Net cash and cash equivalents used in investing activities	(60,055)

Cash flows from financing activities
Proceeds from issuance of Series Seed convertible preferred stock	1,820,804
Proceeds from sale of common stock	43
Repurchase of common stock	(2)
Proceeds from stock option exercises	1,847
Net cash and cash equivalents provided by financing activities	1,822,692
Net increase in cash and cash equivalents	457,276

Cash and cash equivalents
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$457,276

See accompanying notes to financial statements.

1. Summary of Significant Accounting Policies

Organization

Metaresolver, Inc. (“the Company”) was incorporated under the laws of the state of Delaware on March 12, 2012 and is headquartered in San Francisco, California. The Company is engaged in providing a platform that analyzes volumes of data from real-time mobile bidding exchanges to help brands and agencies optimize their buy and deliver more relevant promotions. Since inception, the Company has devoted substantially all of its efforts to establishing its business and, while its planned principal operations commenced in late 2012, the Company has yet to generate significant revenues. Accordingly, the Company was considered a development stage entity as of December 31, 2012.

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America and require management to make certain judgments, estimates and assumptions, which may affect the reported amounts of assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates upon subsequent resolution of identified matters.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Due to the short maturity of these instruments, the carrying value on the balance sheet approximates fair value. The Company maintains cash balances in financial institutions in amounts greater than federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable include amounts billed to customers as well as amounts earned but not yet billed to customers. Accounts receivable are recorded at face value less an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. Based upon management’s analysis of accounts receivable as of December 31, 2012, the Company has not recorded an allowance for doubtful accounts.

Revenue Recognition

The Company recognizes revenue based on the activity of mobile users viewing advertisements (“ads”) through mobile websites. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract, which are commonly based on the number of ads delivered, or views, clicks or actions by users on mobile ads. The Company recognizes revenue based on these terms because the services have been provided, the fees the Company charges are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. While none of the factors identified in this guidance is individually considered presumptive or determinative, because the Company is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers, (ii) establishing the selling prices of the ads sold, (iii) performing all billing and collection activities including retaining credit risk and (iv) bearing sole responsibility for fulfillment of the advertising, the Company acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis. Deferred revenue arises as a result of differences between the timing of revenue recognition and receipt of cash from the Company’s customers.

Cost of Revenue

Cost of revenue consists primarily of amounts due to exchange inventory partners for the advertising space utilized in running mobile campaigns. These amounts are the actual payout amount due from a real-time auction that is run on each ad exchange’s relevant inventory (mobile application or website). The Company recognizes the cost of revenue as the associated revenue is recognized, on an impression by impression basis during the period the ads run on an exchange’s inventory. Costs owed to ad exchanges but not yet paid are recorded in accounts payable.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for doubtful accounts.

During the period from March 12, 2012 (Date of Inception) through December 31, 2012, there were four customers that accounted for 77% of revenue. At December 31, 2012, there were two customers that accounted for 79% of outstanding accounts receivable.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which generally are 3 years for computer equipment and software and 7 years for furniture and fixtures. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of the carrying amount of the assets or asset group to future undiscounted net cash flows expected to be generated by the asset or asset group. If such assets are not recoverable, the impairment to be recognized, if any, is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets or asset group. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell. As of December 31, 2012, management did not believe any long-lived assets were impaired and had not identified any assets as being held for sale.

Income Taxes

Income taxes are accounted for under the asset and liability method of accounting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based on the technical merits of the position, it is more likely than not that the position will be sustained upon examination by the taxing authorities. The Company has a policy to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense. At December 31, 2012, there were no amounts recorded for uncertain tax positions.

Stock-Based Compensation

The Company measures the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant date fair value of the award and recognizes that cost on a straight-line basis over the period during which an employee or non-employee is required to provide service in exchange for the award, usually the vesting period. Non-employee awards are re-measured to fair value at the end of each period with any resulting additional cost being recognized over the remaining service period.

The Company estimates fair value of share-based payment awards using the Black-Scholes option pricing model. The use of the option valuation model requires the input of highly subjective assumptions, including the fair value of the Company’s common stock, the expected life, and the expected stock price volatility based on peer companies. Additionally, the recognition of expense requires the estimation of the number of options that will ultimately vest and the number of options that will ultimately be forfeited.

2. Property and Equipment

Property and equipment and the related accumulated depreciation consisted of the following at December 31, 2012:

Computer equipment	$22,499
Furniture and fixtures	6,798
Computer software	30,100
59,397
Less: Accumulated depreciation	(7,071)
Property and equipment, net	$52,326

Depreciation and amortization expense of property and equipment for the period from March 12, 2012 (Date of Inception) through December 31, 2012 was $8,072.

3.  Commitments and Contingencies

Leases

The Company entered into a two year lease for office space for the Company’s headquarters beginning June 1, 2012. Future minimum lease payments due under the noncancelable operating lease arrangements contain fixed rent increases over the term of the lease. Rent expense on these operating leases is recognized over the term of the lease on a straight-line basis. The excess of rent expense over future minimum lease payments due has been included within other current liabilities on the accompanying balance sheet.

The following is a schedule by years of future minimum rental payments for the Company’s headquarters lease as of December 31, 2012:

Year Ending December 31:
2013	$77,175
2014	32,625
$109,800

Rent expense for the period from March 12, 2012 (Date of Inception) through December 31, 2012 was $44,888.

Legal Contingencies

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated. At December 31, 2012, there were no reserves recorded.

4. Income Taxes

The Company is subject to income taxes at the U.S. federal level and in various state and local jurisdictions. The components of income tax expense for the period from March 12, 2012 (Date of Inception) through December 31, 2012 were as follows:

Federal	$—
State and local	(800)
Total income tax expense	$(800)

Total income tax expense for the period from March 12, 2012 (Date of Inception) through December 31, 2012 was allocated as follows:

Current	$(800)
Deferred	—
Total income tax expense	$(800)

The Company’s effective tax rate differed from the U.S. statutory rate of 34% primarily due to a component of the Company’s stock-based compensation expense which is not deductible for tax purposes, other non-deductible permanent differences, state and local income taxes, and the recording of the valuation allowance against deferred tax assets.

Deferred income taxes reflect the net tax effect of temporary differences that exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using enacted tax rates in effect for the year in which the differences are expected to reverse. As of December 31, 2012, the Company had $1,333,452 of federal net operating loss carryforwards, which expire in 2033.

At December 31, 2012, the Company had $30 in excess tax benefits related to stock-based compensation deductions, the benefit of which will be recorded to additional paid-in-capital once the benefit is realized through a reduction of income taxes payable.

In general, businesses with U.S. net operating losses (“NOLs”) are considered loss corporations for U.S. federal income tax purposes. Pursuant to Section 382 of the Code, loss corporations that undergo an ownership change, as defined under the Code, may be subject to an annual limit on the amount of NOLs available to offset taxable income. The Company has not yet concluded its determination of the limitation on the federal NOL carryforwards or whether they will expire prior to use as a result of such limitations, if any.

The following summarizes the significant components of the deferred tax assets and liabilities as of December 31, 2012:

Deferred tax assets:
U.S. net operating loss carryforwards	$480,024
Stock compensation	21,522
Other deferred tax assets	454
Gross deferred tax assets	502,000
Deferred tax liabilities:
Depreciation and amortization	(408)
Prepaid expenses	(9,473)
Gross deferred tax liabilities	(9,881)
Valuation allowance	(492,119)
Deferred taxes, net of allowance	$—

Based upon the Company’s reported cumulative net loss to date, the Company presently does not have sufficient objective evidence to support the recovery of its net deferred tax assets. Accordingly, the Company has established a valuation allowance against its net deferred tax assets for financial reporting purposes because it is not more likely than not that these deferred tax assets will be realized.

The Company had not recorded any amounts at December 31, 2012 related to uncertain tax positions or tax contingencies pursuant to the provisions of ASC 740, Accounting for Uncertainty in Income Taxes. The Company files tax returns in the U.S. federal jurisdiction, as well as one U.S. state. The tax year 2012 remains open to examination by the taxing authorities.

5. Stockholders’ Equity

The Company is authorized to issue two classes of stock designated common stock and series seed convertible preferred stock. The Company is authorized to issue a total of 10,000,000 shares of common stock and 1,541,665 of series seed convertible preferred stock. Both the common stock and preferred stock have a par value of $0.00001 per share. Upon founding of the Company, the founders were issued 4,250,000 shares of common stock for consideration of $42.50. The common shares require that the shares be sold back to the Company upon the occurrence of certain events. This restriction lapses over a period of four years. In December 2012, the Company repurchased 200,000 common shares from a founder for $2.00.

Series Seed Convertible Preferred stock (“Preferred stock”)

The Company issued two rounds of preferred stock during the period from March 12, 2012 (date of inception) to December 31, 2012. On April 17, 2012, the Company issued 1,458,332 shares of preferred stock at a value of $1.20 per share, and received proceeds of $1,723,178, net of $26,820 in closing costs. On July 10, 2012, the Company issued 83,333 shares of preferred stock at a value of $1.20 per share and received proceeds of $97,626, net of $2,374 in closing costs.

The preferred stock has a par value of $0.00001 per share. The key rights include the following:

•                  Dividends — If and when declared, the preferred stockholders are entitled to dividends with the common stockholders on a pro rata basis according to the number of shares of common stock held by the stockholders. The preferred stockholders are entitled to dividends as if the preferred stock was converted to common stock.

•                  Voting Rights — Each holder of outstanding shares is entitled to the number of votes equal to the number of the whole shares of common stock into which the preferred stock is converted.

•                  Liquidation preference — In the event of any liquidation, dissolution, or winding up of the Company, the holders of preferred stock are entitled to receive, before any payments shall be made in respect to common stock, the greater of an amount per share equal to the original issue price, subject to adjustments, plus all accrued and unpaid dividends on the classes of preferred stock or such amount per share as would have been payable had all shares of preferred stock been converted to common stock immediately prior to such liquidation, dissolution or deemed Liquidation Event of the Company. The original issue price was $1.20 for the preferred stock.

•                  Conversion Rights — The preferred stock is convertible, at any time, at the option of the holder into such number of shares of common stock as determined by dividing the original issue price of preferred stock by the preferred stock conversion price which shall initially be the original issue price of the preferred stock. The conversion ratio is subject to equitable adjustment for stock splits, combinations or similar transactions, common stock dividends and distributions, or the sale of shares below the respective conversion prices. At December 31, 2012, the conversion ratio was 1:1.

Common Stock

The common stock has a par value of $0.00001 per share. The key rights of the common stock include the following:

•                  Dividends — If and when declared, the common stockholders and preferred stockholders are entitled to dividends on a pro rata basis according to the number of shares of common stock held by the stockholders. Preferred stock holders are entitled to dividends as if the preferred stock was converted to common stock.

•                  Liquidation preference — In the event of any liquidation, dissolution, or winding up of the Company, the common stockholders are entitled to receive, after payments are made with respect to preferred stock, a ratable distribution of the remaining assets of the Company.

•                  Voting rights — The holders of common stock are entitled to one vote for each share of common stock held.

During 2012, the Company issued 8,395 shares of common stock for total net cash proceeds of $1,847 as a result of stock options which were exercised.

6. Stock-based Compensation

The Company’s Board of Directors approved the 2012 Equity Incentive Plan (the “Plan”) for the purpose of attracting and retaining the best available personnel, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units. The Board of Directors has reserved 750,000 shares to be available for issuance under the Plan.

During the period from March 12, 2012 (Date of Inception) through December 31, 2012 the Company granted stock options to purchase 159,500 shares to employees and stock options to purchase 205,812 shares to non-employee third parties. For stock-based awards granted to non-employee third parties, the fair value of the share-based consideration issued is used to measure the transaction, as the Company believes this to be a more reliable measure of fair value than the fair value of the services received. The fair value of the award is expensed over the period service is provided to the Company which is generally the vesting period; however, it is ultimately measured at the fair value of the award on the date that the performance obligation by the non-employee third party has been completed or the vesting date.

Options granted in 2012 were issued with an exercise price of $0.22 per share. The options vest over periods ranging from four months to four years and expire no later than 10 years after the date of grant. At December 31, 2012, 479,949 shares remain available to be granted under the Plan.

A summary of the status of the Company’s stock option activity is presented below for the period from March 12, 2012 (Date of Inception) through December 31, 2012:

	Number of Shares	Weighted- Average Exercise Price (per share)	Weighted-Average Remaining Contractual Term (in years)

Options outstanding March 12, 2012	—	$—
Granted	365,312	0.22
Forfeited/cancelled	(95,261)	0.22
Exercised	(8,395)	0.22
Options outstanding December 31, 2012	261,656	$0.22	9.25

Options vested and exercisable at December 31, 2012	49,796	$0.22	7.48

Options vested and expected to vest at December 31, 2012	261,656	$0.22	9.25

The total compensation cost related to nonvested awards not yet recognized as of December 31, 2012 was $271,181 and will be recognized over a weighted average period of approximately 3.0 years.

The aggregate intrinsic value of options exercised for the period from March 12, 2012 (Date of Inception) through December 31, 2012 was $8,227. The total fair value of shares which vested during the period from March 12, 2012 (Date of Inception) through December 31, 2012 was $71,907.

The fair value of each option was estimated on the date of grant or at December 31, 2012 for options granted to non-employee third-parties using the Black-Scholes option-pricing model. The following table presents a summary of the weighted average assumptions used to determine the fair value of each option for the period from March 12, 2012 (Date of Inception) through December 31, 2012:

Risk free interest rate	0.75% – 0.94%
Expected life (years)	5.15 – 6.08
Volatility	53.87% – 55.24%
Dividend yield	0%
Weighted-average grant date fair value	$1.08

The Company does not have sufficient historical data to provide a reasonable basis upon which to estimate its options’ expected term. The Company uses the “simplified method” to estimate the expected terms for all periods presented. This method estimates the expected term by taking the midpoint between the vesting date and the end of the contractual term. Given the absence of historical stock volatility, expected volatilities used in the Black-Scholes option pricing model are based on the historical volatility of stocks of a group of comparable companies.

The risk-free interest rate is based on U.S. Treasury zero-coupon bonds with a term similar to the expected term of the options. The Company has not paid any common stock dividends and does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model.

7. Subsequent Events

The Company evaluated subsequent events through June 7, 2013, the date on which the financial statements were available to be issued.

On February 15, 2013, the Company entered into a definitive agreement with Millennial Media, Inc. to be acquired. On March 31, 2013, the definitive agreement was amended and on April 1, 2013 the acquisition was completed.